UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION
Consent Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934

Filed by the Registrant  |  |
Filed by a Party other than the Registrant  [X]

Check the appropriate box:
[  ]  Preliminary Consent Statement
[  ]  Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[  ]  Definitive Consent Statement
[X]  Definitive Additional Materials
[  ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

CRITICARE SYSTEMS, INC.
________________________________________________________________________________________________________
(Name of Registrant as Specified in Its Charter)

BLUELINE PARTNERS, L.L.C. ________________________________________________________________________________________________________
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of filing fee (Check the appropriate box):
|X|  No fee required.
[  ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:
____________________________________________________________________________

(2)	Aggregate number of securities to which transaction applies:
____________________________________________________________________________

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
____________________________________________________________________________

(4)	Proposed maximum aggregate value of transaction:
____________________________________________________________________________

(5)	Total fee paid:
____________________________________________________________________________

[  ] Fee paid previously with preliminary materials.
[  ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:
____________________________________________________________________________

(2)	Form, Schedule or Registration Statement No.:
____________________________________________________________________________

(3)	Filing Party:
____________________________________________________________________________

(4)	Date Filed:
____________________________________________________________________________

BlueLine Partners
4115 Blackhawk Plaza Circle, Suite 100
Danville, CA 94506
(925) 648-2085

October 9, 2006

The Board of Directors
Criticare Systems, Inc.
20925 Crossroads Circle
Waukesha, WI 53186

RE: Criticare Systems, Inc.

Gentlemen:

        BlueLine has frequently described Criticare Systems, Inc. as a company possessing significant potential but suffering from a long history of poor execution. In an effort to improve that situation, BlueLine has, for the last two years, sought to bring to the attention of management and the board specific problems impeding the company’s performance and market valuation. In light of the ongoing consent solicitation to re-form Criticare’s board of directors, we have listed below some recent examples of problem areas at the company along with BlueLine’s comments on what actions a diligent board of directors would take in satisfaction of its fiduciary duties.

        BlueLine will file a copy of this letter with the SEC so that other stockholders will be able to review it and better understand the pressing need to re-form Criticare’s board of directors to include a new majority able and willing to address Criticare’s current challenges and work toward a better performing and more valuable company.

Criticare’s Continuing Poor Operating Performance

1.

Poor Revenue Growth. Criticare’s revenues for fiscal 2006 were up from 2005‘s depressed level. However, 80% of the increase came in the first six months of the year with a large portion simply a replacement of the previously lost Alaris business. The last two quarters each reported sequential declines in revenues. Despite Criticare’s acknowledged product development strengths, between 1998 and the “near-record” year in 2006, Criticare’s average annual revenue growth has been only 1.46%.

Since June 1999, Criticare has been focusing on a strategy of selling to OEMs. Now seven years into that strategy, OEM sales account for less than one-quarter of total sales and that percentage has declined in each of the last two years. This strongly suggests that Criticare is either pursuing the wrong strategy or executing its chosen strategy poorly. Recognizing this, BlueLine previously offered to pay for a consultant to assist Criticare with its OEM strategy. We believe a re-formed board of directors would take similar, long-overdue action to address the obvious deficiencies in executing against this aspect of the company’s business plan.

2.

Ongoing Operations Are Not Profitable. Criticare recently reported its first profit in 11 years – but that profit was not from its operating activities, as the company reported an operating loss of $447,000. Criticare managed a profit only because of $692,000 in “other income.” Of the $4.6 million in increased revenue in 2006, less than $300,000 dropped to the bottom line.

As in the past, Criticare’s management explained that several “one-time” charges prevented reporting stronger operating results. Given how infrequently Criticare reports a profit, BlueLine does not believe the problem lies in “one-time” charges, but rather in Criticare’s inflated cost structure. BlueLine has frequently made this point and we believe a re-formed board of directors would insist upon cost cuts and an operating plan that includes provisions for unexpected “one-time” charges while still permitting consistently profitable operations.

3.

Gross Margin Decline. Criticare’s gross margin fell to 34.4% in Q4 2006 from 39.1% in Q4 2005. BlueLine recently observed that Criticare’s product development strengths can take the company only so far – there is probably no better proof of this assertion than Criticare’s ongoing struggle to efficiently manufacture its products. There is no point in Criticare targeting niche OEM product sales if the resulting gross margins consistently fall below industry norms. BlueLine believes a re-formed board of directors would immediately seek to determine why Criticare’s manufacturing processes consistently return such low margins and what operating changes can be made to improve the situation.

4.

Alarming Rise in Inventory. Finished goods inventory was reported at $5.7 million at June 30, 2006 versus $1.3 million a year earlier. This number has grown steadily over recent quarters. This is obvious cause for concern given Criticare’s history of frequent large write-offs of unused or obsolete inventory. As with the issue around gross margins, BlueLine believes a re-formed board of directors would seek to address and correct Criticare’s chronic weaknesses in inventory management.

5.

Excessive Stock Option Grants. In 2006, Criticare once again reported negative cash flow from operations. The company obtained the cash it needed from the exercise of options for 473,045 shares of common stock at an average exercise price of $2.57. While BlueLine has previously expressed its concern over the large number of option shares sold by Criticare insiders, equally troubling is the company’s dependence on this inefficient financing mechanism. Since 1998, the number of outstanding shares has increased by almost 50% causing significant dilution for Criticare’s long-term stockholders. BlueLine believes a re-formed board of directors would seek to both improve cash flow from operations and adopt compensation policies more closely aligned with the interests of Criticare’s stockholders.

6.

International Sales Miscues. BlueLine has been calling for proper treatment of the Mexico receivable for more than a year. Management responded with assurances that payments would be made and, on more than one occasion, indicated that partial payments had been received. Nonetheless, management wrote-off a substantial portion of this receivable in Q4. The explanation for management’s reversal — events related to the “total regime change in Mexico” – strike BlueLine as odd given that Mexican presidents are limited to a single 6-year term and the former president’s hand-picked successor was recently elected to office. This write-down follows a similar international miscue in 2004 involving an attempted joint-venture in the Black Sea region. BlueLine believes a re-formed board of directors would review the policies and decisions leading to the Mexico and Black Sea write-downs and implement new procedures to ensure that similar mistakes are avoided in the future and the persons responsible are held accountable.

Criticare’s Disregard for Stockholder Interests

7.

Ignoring Stockholder Communications. Over the last two years, BlueLine has made more than a dozen SEC filings, written half as many letters to the board, on three occasions submitted recommendations for board members and called various board members numerous times. The vast majority of these communications were ignored by the board and no apparent efforts were made to address BlueLine’s concerns or contact anyone BlueLine recommended as a board nominee. BlueLine believes a re-formed board of directors would abide by Criticare’s published policies on communications with board members and would take seriously the questions and concerns of the company’s stockholders. Stockholders should not need to initiate consent solicitations in order to receive a response from the company.

8.

Tactics of Obstruction. In initiating the current stockholder consent solicitation, BlueLine is exercising rights specifically authorized by Delaware law and Criticare’s bylaws. Despite this, for almost two weeks, the company and its lawyers denied BlueLine’s request for a stockholder list telling us that we hadn’t sufficiently proven our status as a stockholder. This tactic wasted corporate assets and was clearly intended to interfere with the stockholder franchise. BlueLine believes a re-formed board of directors would honor the governance principals articulated within its own charter documents.

9.

Spending on Proxy Solicitors. In a recent filing, Criticare announced that in addition to other legal costs, it plans to spend $250,000 on its own proxy solicitation to counter BlueLine’s proposals. This includes hiring a proxy solicitation firm that will involve up to 25 of its employees in soliciting Criticare’s stockholders. We suspect management knows BlueLine’s proposals have a lot of support and that is why they are committing so much time and money to fighting them. Inasmuch as it is the board’s job is to represent the stockholder interests in the company, we think the non-management directors should call the company’s five or ten largest stockholders and gauge stockholder support for the proposals before more money is spent fighting the consent solicitation. BlueLine believes a re-formed board of directors would include members who will undertake such action on their own initiative and without having to first be prompted.

10.

False and Misleading Statements. One would hope that in situations as important to the company as the stockholder consent solicitation, the company would take seriously the requirement for professional and responsible communications. In a letter to stockholders and in filings with the SEC, the company has attempted to attribute motives and words to BlueLine that are materially false and misleading. This is not only a potential breach of the fiduciary duties directors owe to stockholders, but also places the company (and each director) at risk of securities law liability. BlueLine believes a re-formed board of directors would exhibit greater respect for Criticare’s stockholders by addressing disagreements in an honest manner.

Criticare’s Lack of Proper Governance Procedures and Oversight ,

11.

Board and Committee Meetings. From recent Criticare filings, BlueLine understands that the board and its various committees are now meeting on a regular basis. Whether (i) the meetings are in person, (ii) agendas are circulated in advance, (iii) executive sessions are conducted, or (iv) directors exercise their own initiative on matters of concern to the company, is still not known to BlueLine. Also not known is the extent to which board members continue to delegate their responsibilities to Criticare’s CEO – as was explained by Criticare’s CEO during last year’s annual meeting of stockholders. BlueLine also does not know the extent to which the “independent” directors are truly independent of management. As Delaware law makes clear, the question of independence turns not only on whether a director has a financial interest in a particular decision, but rather “whether a director is, for any substantial reason, incapable of making a decision with only the best interests of the corporation in mind.” BlueLine believes a re-formed board of directors would seek to correct the board’s governance practices, show more independence and begin to take actions motivated by a desire to represent and protect stockholder interests.

12.

Understanding of Board’s Role in Governance Framework. During an informal conversation immediately following last year’s annual meeting of stockholders, Criticare’s chairman of the board and its CEO both explained to BlueLine that the role of Criticare’s board is to support the CEO and that the CEO has no interest in his board participating in operating decisions. Other directors present took turns challenging BlueLine’s motives and questioned the legitimacy of a stockholder using public SEC filings to articulate concerns over operating and governance issues despite the board’s prior repeated refusals to discuss those concerns privately. BlueLine believes a re-formed board of directors would play a more active oversight role and understand that a CEO works for the board, not the other way around.

13.

Relevant Experience and Expertise. BlueLine believes that many of the problems it sees with Criticare’s current board of directors result from the members’ lack of experience with public healthcare companies. Outside the company, much has changed in recent years with new regulatory requirements associated with Sarbanes-Oxley being the most widely cited of these changes. Inside the company, however, little appears to have changed. Sam Humphries is the only new director added since 2001. Mr. Humphries is the only director that currently serves on other public company boards. Criticare’s audit committee chairman not only has no other public company board experience, he has never worked within a public company and is not currently qualified to provide accounting services to public companies. BlueLine believes each member it has proposed for a re-formed board of directors has the experience and qualifications necessary to contribute to a public healthcare company.

14.

Fiduciary Obligations and Duty of Care. Based on what we know from the public record, there is strong reason to believe that the board’s approval of the recent employment agreement amendments may have breached the board’s fiduciary duties. The board owes duties of due care and loyalty to the corporation. These duties require, among other things, that directors refrain from self-dealing, act in an informed manner and act in the best interests of the corporation. In situations such as this, the board’s actions are subject to higher scrutiny to ensure that the board is acting on behalf of stockholder interests rather than acting to entrench itself and management.

When the board approved the amendments, it should have understood and considered the broader effects these amendments would have on the company — not just whether the definition of “change in control” was customary. These broader effects include, but are not limited to: (i) whether the amended agreements would promote or discourage the retention of senior executives, (ii) whether prior flaws in these agreements could have been corrected, (iii) whether other changes could have accomplished the same goal without the coercive effect on stockholder voting, (iv) the impact these changes would have on the company’s operations, (v) the tax impact these amendments would have on the company, (vi) the impact these amendments would have on the company’s liquidity, (vii) the impact these amendments would have on overall employee morale, and (viii) the impact these amendments would have on the company’s operations. It should be noted that, in this context, Delaware courts are unlikely to accept at face value actions that tend to coerce stockholders who are otherwise appropriately exercising their rights.

While properly crafted severance arrangements can serve to retain management, these changes do exactly the opposite. These changes provide no benefit to stockholders. Numerous courts have found that changes to executive employment arrangements in situations such as this violated directors’ fiduciary duties, and invalidated or enjoined such changes. In light of the adverse effects these amendments will have on the company, BlueLine believes that there was no legitimate business purpose to the recent amendments.

        As BlueLine has been saying for two years, none of the foregoing items, taken in isolation, represents an unmanageable problem for the company. Collectively, however, they represent compelling reasons for reform. After two years of efforts and no productive action on the part of Criticare’s current board, BlueLine has initiated action to re-form the board with a new majority that it believes able and willing to address Criticare’s current challenges, and work toward a better performing and more valuable company. Criticare’s stockholders deserve and have the right to expect a board of directors that understands and pursues its duties and that works to represent and protect the interests of the company’s stockholders.

Very Truly Yours,

      /s/ William M. Moore
William M. Moore

Distribution:

Higgins D. Bailey
Celano Circle
Palm Desert, CA 92211

Jeffrey T. Barnes
222 Berkeley Street, Suite 1650
Boston, Massachusetts 02116-3733

Sam Humphries
7919 Wyoming Co
Bloomington, MN 55438

N.C. Joseph Lai
W302 N6117 Spence Road
Hartland, WI 53029

Emil Soika
Criticare Systems, Inc.
20925 Crossroads Circle
Waukesha, WI 53186

Stephen K. Tannenbaum
4155 East Jewell Avenue, Suite 610
Denver, CO 80222